Exhibit 2

POWER OF ATTORNEY

The undersigned constitutes and appoints Robert Clagg and Anne G. Plimpton as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign any and all Securities and Exchange Commission statements of beneficial ownership of securities of First Choice Healthcare Solutions, Inc. (the “Company”) on Schedule 13D under the Securities Exchange Act of 1934, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the Company and any stock exchange on which any of the Company’s securities are listed, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done in connection with such filings, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the Securities and Exchange Commission.  The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorneys-in-fact.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of the attorneys-in-fact with respect to the undersigned’s obligations to file Schedule 13Ds with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of March, 2018.

STEWARD PHYSICIAN CONTRACTING, INC.

By:	Joseph C. Maher, Jr. Esq
	Name:	Joseph C. Maher, Jr., Esq
	Title:	Secretary